Exhibit 10.1

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Agreement”) is made as of April 21, 2010 (the “Effective Date”), by and between Real Estate Associates Limited II, a California limited partnership (“Assignor”), and Equity Resource Fund 2009 Limited Partnership, a Massachusetts limited partnership (“ER”), or its permitted assignee (“Assignee” and together with Assignor, each a “Party“ and, collectively, the “Parties”), with reference to the following:

A.         Valebrook Associates, a Massachusetts limited partnership (the “Partnership”), was formed as a limited partnership under the laws of the Commonwealth of Massachusetts and is being governed pursuant to an Second Amended and Restated Agreement and Certificate of Limited Partnership, dated as of June 10, 1980, a true and complete copy of which is attached hereto as Exhibit A (the “Partnership Agreement”) (any capitalized word or phrase used but not defined herein shall have the meaning set forth in the Partnership Agreement).

B.         Assignor is the sole Limited Partner (as distinct from Special Limited Partner or General Partner) of the Partnership and has agreed to assign all of its limited partnership interest in the Partnership to Assignee and withdraw from the Partnership, Assignee has agreed to acquire such interest, all pursuant to the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                  Assignment and Assumption. Subject to the terms and conditions set forth below, Assignor agrees to assign and transfer to Assignee, and Assignee agrees to purchase and accept, one hundred percent (100%) of Assignor’s interest in the Partnership, including, without limitation, all of Assignor’s rights to Profits and Losses, Cash from Operations, Net Refinancing Cash, surplus cash from Disposition, and all other Partnership assets, and, in addition, all of Assignor’s rights to any fees, loan repayments and/or reimbursements and all voting and other rights pursuant to, or arising under, the Partnership Agreement (collectively, the “Interest”).

2.                  Consideration, Deposit and Escrow.

2.1              In consideration for Assignor’s assignment of the Interest, at the “Closing” (as hereinafter defined) Assignee shall pay to Assignor an amount (the “Payment”) equal to Two Million Six Hundred Thousand and no/100 Dollars ($2,600,000.00) payable as follows:

(a)               Within two (2) business days (i.e., any day other than a Saturday or Sunday or Federal holiday or legal holiday in the states of Massachusetts or California) after Assignee’s receipt of a counterpart of this Agreement executed by Assignor, Assignee shall deliver to First American Title Insurance Company of New York, located at 633 3rd Avenue, New York City, New York, 10017, telephone number (212) 922-9700 (“Escrow Agent”), a deposit of Twenty-Five Thousand and no/100 Dollars ($25,000.00) by wire transfer of immediately available funds (“Good Funds”), which deposit shall be non-refundable except as expressly provided in this Agreement; and

(b)               One business day prior to the Closing, the balance of the Payment (i.e. $2,575,000) shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than 10:00 a.m. on the “Closing Date” (as hereinafter defined).

2.2              In consideration of Assignee’s payment of the Payment, Assignor shall execute and deliver to Assignee an Assignment of Partnership Interest in the form attached hereto as Exhibit B (the “Assignment”), and Assignor and Assignee shall each deliver executed counterparts thereof to Escrow Agent one (1) business day prior to the Closing.

2.3              The Payment shall be treated as having been made in consideration of Assignee’s direct acquisition of the Interest. Assignor covenants and agrees that such sum shall be received in full satisfaction of all obligations and liabilities due Assignor in connection with or in any manner arising out of the Partnership, the Project or any other assets owned by the Partnership and/or otherwise pursuant to the Partnership Agreement.

3.                  Closing. “Closing” shall mean the date on which the Interest is transferred to Assignee after the satisfaction of the conditions set forth in Section 4. Closing shall occur on the date which is seven (7) business days after the end of the "Consent Period" (as hereinafter defined) (the “Closing Date”), or such other time as may be mutually agreed upon by Assignor and Assignee, through an escrow with Escrow Agent, whereby Assignor, Assignee and their attorneys need not be physically present at the Closing. In the event the Closing does not occur on or before the Closing Date, this Agreement shall terminate automatically without the necessity of any further action on the part of either of the Parties unless the Parties otherwise agree in writing. As of the Closing:

3.1              Escrow Agent shall release the full amount of the Payment to Assignor; and

3.2              Escrow Agent shall release to Assignee the counterpart of the Assignment executed by Assignor and release to Assignor the counterpart of the Assignment executed by Assignee.

4.                  Conditions to Closing.

4.1              Assignee acknowledges that the written consent of the Operating General Partner is a condition precedent to the transfer of the Interest to Assignee and the admission of Assignee into the Partnership. Further, Assignee acknowledges that the Operating General Partner and the Corporation shall have a period of fifteen (15) days to elect to purchase the Interest on the same terms and conditions contained in this Agreement. For a period of thirty (30) days after the Effective Date (the “Consent Period”), Assignee, at its sole cost and expense, shall use commercially reasonable efforts (i) to obtain the written consent of the Operating General Partner to the transactions contemplated by this Agreement, including, but not limited to, the admission of Assignee into the Partnership pursuant to all of the terms of Section 8.2 of the Partnership Agreement and (ii) to cause the Operating General Partner and the Corporation to waive in writing their right of first refusal to purchase the Interest as set forth in the Partnership Agreement. Without limiting the generality of item (i), above, Assignee further acknowledges that any opinion of counsel required in connection with Assignee’s admission pursuant to Section 8.2.2.6 of the Partnership Agreement shall be the sole responsibility of Assignee. If on or before the expiration of the Consent Period Assignee does not deliver originals to Assignor and copies to Escrow Agent of both the Operating General Partner’s written consent to the transfer of the Interest as herein provided and the Operating General Partner’s and the Corporation’s written waiver of their right of first refusal, Escrow Agent, without the necessity of any further action on the part of either of the Parties, shall release the Deposit to Assignor, and neither Assignor nor Assignee shall have any further rights or obligations hereunder.

4.2              Notwithstanding anything to the contrary contained or implied in this Agreement, there are no other conditions to Assignor’s or Assignee’s obligation to close except as expressly set forth in Section 4.1.

5.                  Representations, Warranties and Covenants.

5.1              As a material inducement to Assignee entering into this Agreement, Assignor hereby represents and warrants to Assignee that the following are true and correct as of the Effective Date, shall be true and correct as of the Closing Date, and shall survive the Closing and the withdrawal of Assignor from the Partnership:

(a)               Assignor is the owner of the Interest and the Interest is not subject to any lien, pledge or encumbrance of any nature whatsoever and Assignee shall acquire the same free of any rights or claims thereto by any other party claiming by, through or under Assignor.

(b)               The execution and delivery of this Agreement by Assignor and the performance of the transactions contemplated herein have been duly authorized by all requisite corporate and partnership proceedings and, assuming the due and proper execution and delivery by Assignee, this Agreement is binding upon and enforceable against Assignor in accordance with its terms.

(c)               No litigation, action, proceeding, investigation or claim before any federal, state, municipal or other governmental department, commission, board or agency is pending or, to Assignor’s knowledge, threatened against or involving the Interest, or which questions the validity of this Agreement or pursuant to which an unfavorable judgment would restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the transactions contemplated hereunder, and, to Assignor’s knowledge, there is no fact or circumstance which could give rise to any such litigation, action, proceeding, investigation or claim.

5.2              As a material inducement to Assignor entering into this Agreement, Assignee hereby represents and warrants to Assignor that the following are true and correct as of the Effective Date, shall be true and correct as of the Closing Date, and shall survive the Closing and the withdrawal of Assignor from the Partnership:

(a)               The execution and delivery of this Agreement by Assignee and the performance of the transactions contemplated herein have been duly authorized by all requisite corporate and partnership proceedings.

(b)               Assuming the due and proper execution and delivery by Assignor, this Agreement is binding upon and enforceable against Assignee in accordance with its terms.

(c)               No proceeding before any federal, state, municipal or other governmental department, commission, board or agency is pending against Assignee or, to the knowledge of Assignee, threatened against Assignee pursuant to which an unfavorable judgment would restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the transactions contemplated hereunder, nor does Assignee know of any reason to believe any such proceeding will be instituted.

(d)               Assignee has incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

(e)               Assignee is aware of the restrictions on transfer or encumbrance of the Interest under the Partnership Agreement, as well as the transfer restrictions imposed by the Securities Act of 1933, as amended, and applicable state securities laws (the “Securities Laws”).  Assignee is able to bear the economic risk of its investment in the Interest, is aware that it must hold the Interest for an indefinite period and that the Interest has not been registered under the applicable Securities Laws and may not be sold or otherwise transferred unless permitted by the terms of the Partnership Agreement and the Interest is registered, or an exemption from the registration requirements is available with respect thereto, under the Securities Laws.  Assignee is acquiring the Interest for its own account and not with a view to resell, transfer or otherwise dispose thereof.

5.3              Except as expressly provided in this Section 5, no Party has made any other representation or warranty concerning the Interest, the Partnership or any other matter.

5.4              Assignee covenants and agrees to use its commercially reasonable efforts to obtain the consents of HUD and the Authority as its “Contract Administrator” to the transactions contemplated by this Agreement.  Assignee shall prepare and file all materials necessary to obtain such consents promptly after the execution of this Agreement and shall pursue its obtaining of such consents with due diligence.  Assignee shall indemnify Assignor and save Assignor harmless from any loss, cost, damage or expense that it may suffer as a result of Assignee’s failure to obtain such consents, except to the extent that such failure results from any act or omission of Assignor.

6.                  Default.

6.1              If the assignment and transfer contemplated by this Agreement are not completed as a result of a default of Assignee, Assignor’s sole and exclusive remedy shall be to retain the Deposit paid or deposited hereunder, as agreed upon full liquidated damages for such default by Assignee, and the parties hereunder shall have no further rights or liabilities under this Agreement.  Assignor hereby expressly waives and releases any right to sue Assignee for specific performance or to assert that Assignor's actual damages exceed the Deposit, which waiver and release is a substantial inducement to Assignee entering into this Agreement.

6.2              If the assignment and transfer contemplated by this Agreement are not completed solely as a result of a default of Assignor, Assignee shall have and be entitled to the right to seek either specific performance of this Agreement or to terminate this Agreement and demand and receive a refund of the Deposit, which shall be Assignee’s sole and exclusive remedies.

7.                  Escrow Agent and Escrow Procedure.

7.1              Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Agreement.  Escrow Agent shall invest the Deposit in an interest-bearing bank account as Escrow Agent, in its discretion, deems suitable, and all interest and income thereon shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Agreement. Escrow Agent shall hold the Deposit until the earlier occurrence of (i) the Closing Date, at which time the Deposit shall be applied against the Payment and (ii) the termination of this Agreement, at which time the Deposit shall be released to Assignor or Assignee as provided in this Agreement. The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

7.2              If prior to the Closing Date either party makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of such demand.  If Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice, Escrow Agent is hereby authorized to make such payment.  If Escrow Agent does receive such written objection within such period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Agreement or a final judgment or arbitrator's decision.  However, Escrow Agent shall have the right at any time to deliver the Deposit and interest thereon, if any, to a court of competent jurisdiction in the state in which the Project is located.  Escrow Agent shall give written notice of such deposit to Assignor and Assignee.

7.3              The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of either of the parties for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Agreement or involving gross negligence.  Assignor and Assignee jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney's fees, incurred in connection with the performance of Escrow Agent's duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of the Escrow Agent.

7.4              The parties shall deliver to Escrow Agent an executed copy of this Agreement.  Escrow Agent shall execute the signature page for Escrow Agent attached hereto which shall confirm Escrow Agent's agreement to comply with the terms of Assignor's closing instruction letter delivered at Closing and the provisions of this Section 6.

7.5              Assignor and Assignee shall each pay one-half (1/2) of Escrow Agent’s fee and costs promptly upon receipt of an invoice from or on behalf of Escrow Agent.

8.                  Miscellaneous. All notices, demands, requests and other communications required pursuant to the provisions of this Agreement (“Notice”) shall be in writing and shall be deemed to have been properly given or served for all purposes (i) if sent by Federal Express or any other nationally recognized overnight carrier for next business day delivery, on the first business day following deposit of such Notice with such carrier, or (ii) if personally delivered, on the actual date of delivery or (iii) if sent by certified mail, return receipt requested postage prepaid, on the fifth (5th) business day following the date of mailing addressed as follows:

8.1              If to Assignor:

c/o National Partnership Investments Corp.

6701 Center Drive, Suite 520

Los Angeles, CA 90045

Attention:  Asset Management

and

c/o AIMCO

639 Granite Street, Suite 312

Braintree, MA 02184

Attention: Brian Flaherty

with a copy to:

Law Offices of Peter H. Alpert, Inc.

601 S. Figueroa Street, Suite 2330

Attention: Peter H. Alpert

Los Angeles, CA 90017

8.2              If to Assignee:

c/o Equity Resource Investments, LLC

1280 Massachusetts Avenue, Ste 4

Cambridge, MA 02138

Attention: Eggert Dagbjartsson

with a copy to:

Victor J. Paci

c/o Equity Resource Investments, LLC

1280 Massachusetts Avenue, Ste 4

Cambridge, MA 02138

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

First American Title Insurance Company of New York

633 3rd Avenue

New York City, NY 10017

Attention:

Either of the Parties or Escrow Agent may designate a change of address by Notice in writing to the other Party and Escrow Agent. Whenever in this Agreement the giving of Notice by mail or otherwise is required, the giving of such Notice may be waived in writing by the person or persons entitled to receive such Notice.

8.3              Assignee may assign this Agreement, without first obtaining the prior written approval of Assignor, to one or more entities so long as (a) Assignee is an affiliate of ER, (b) ER is not released from its liability hereunder, and (c) ER provides notice to Assignor of any proposed assignment no later than ten (10) days prior to the Closing Date.  As used herein, an affiliate is a person or entity controlled by, under common control with, or controlling another person or entity. Except as provided herein, Assignee shall not assign any of its rights under this Agreement without the prior consent of Assignor, which Assignor may withhold in its sole and absolute discretion.

8.4              If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

8.5              This Agreement may be signed in any number of counterparts, each of which shall be an original for all purposes, but all of which taken together shall constitute only one agreement. The production of any executed counterpart of this Agreement shall be sufficient for all purposes without producing or accounting for any other counterpart thereof.

8.6              This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives and permitted successors and, subject to the restrictions set forth in Section 8.3, assigns of the Parties. This Agreement shall be interpreted in accordance with the internal laws of the state of California.

8.7              Nothing herein shall be construed to be for the benefit of or enforceable by any third party including, but not limited to any creditor of Assignor.

8.8              The Parties shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement. Without limiting the generality of the foregoing, the Parties acknowledge that pursuant to Section 8.2.2.4 of the Partnership Agreement, one of the conditions precedent to the admission of Assignee to the Partnership is the execution by Assignor and Assignee of such instrument or instruments as the Operating General Partner reasonably may deem necessary or desirable to effectuate such admission.  Assignor agrees that provided such instrument or instruments are consistent with the terms of this Agreement and do not impose any obligation on Assignor (other than its obligation to withdraw from the Partnership as herein provided) or any cost, expense or other liability, Assignor shall not unreasonably withhold, condition or delay its consent to its execution and delivery of such instrument or instruments.

8.9              All article and section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement.

8.10          In the event that any court or arbitration proceedings is brought under or in connection with this Agreement, the prevailing party in such proceeding (whether at trial or on appeal) shall be entitled to recover from the other party all costs, expenses, and reasonable attorneys’ fees incident to any such proceeding. The term “prevailing party” as used herein shall mean the party in whose favor the final judgment or award is entered in any such judicial or arbitration proceeding.

8.11          This Agreement constitutes the sole agreement of the Parties with respect to the matters herein, all prior oral or written agreements being merged herein. This Agreement may only be modified by a writing signed by all of the Parties hereto and time is of the essence of this Agreement.

8.12          In interpreting this Agreement it shall be presumed that the Agreement was jointly drafted and no presumption shall arise against any Party in the event of any ambiguity.

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date set forth above.

ASSIGNOR:                                                    REAL ESTATE ASSOCIATES LIMITED II,

a California limited partnership

By  National Partnership Investments Corp.,

a California corporation,

General Partner

By /s/Jesse Curll

Name: Jesse Curll

Title: Vice President

ASSIGNEE:                                                     EQUITY RESOURCE FUND 2009 LIMITED PARTNERSHIP,

a Massachusetts limited partnership

By  ERF Fund 2009 GP, LLC,

a Massachusetts limited liability company,

General Partner

By /s/Eggert Dagbjartsson

Name: Eggert Dagbjartsson

Title: Managing Member